Filed Pursuant to Rule 424(b)(3)
Registration No. 333-59472

October 28, 2004

Prospectus Supplement No. 1
To Reoffer Prospectus, Dated May 3, 2001

of

NASTECH PHARMACEUTICAL COMPANY INC.

Relating to

1,330,696 Shares of Common Stock of Nastech Pharmaceutical Company Inc.

     This prospectus supplement, dated October 28, 2004 (this “Supplement”), supplements our reoffer prospectus dated May 3, 2001 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-59472 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who have acquired our common stock, par value $.006 per share, offered by this Supplement in conjunction with the Prospectus, pursuant to the issuance of an aggregate of 860,124 shares of our common stock and warrants to purchase up to an additional 503,172 shares of our common stock in a private offering of our securities on March 22, 2001 (the “Private Offering”). In connection with the Private Offering, Jesup & Lamont Securities Corporation (“Jesup & Lamont”) was issued warrants to purchase 73,110 shares of our common stock (the “Jesup & Lamont Warrants”) and had previously exercised such warrant rights to acquire 32,600 shares of our common stock, which shares have been sold pursuant to the Prospectus. This Supplement presents certain information regarding the ownership of the 40,510 shares of our common stock that may be acquired upon exercise of the remaining Jesup & Lamont Warrants, which Warrants have been assigned to two individuals and a third existing Selling Stockholder, all of whom are affiliates of Jesup & Lamont (the “Assignees”), and whose ownership of the Jesup & Lamont Warrants is being added to the table of Selling Stockholders in the Prospectus to permit the resale of such Warrants by the Assignees under the Registration Statement and pursuant to the Prospectus. The 1,330,696 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to (i) the assignment of the Warrants from Jesup & Lamont to the Assignees, and (ii) changes in the number of our securities owned by Jesup & Lamont and the Assignees that have occurred between May 3, 2001 and October 21, 2004, as reported in the table of Selling Stockholders contained in this Supplement. No additional securities are being registered hereby.

     You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

     The information contained in the following table is as of October 21, 2004, and supersedes and replaces the information relating to the shares of common stock and warrants to purchase common stock beneficially owned by Jesup & Lamont and Gary Davis that were reported in the table of Selling Stockholders, and the related footnotes, contained in the Prospectus.

	Number of	Maximum Number of	Number of
	Shares Owned	Shares that May Be	Shares to Be
	Prior to	Sold in this	Owned After this
Name of Security Holder	Offering(1)	Offering (2)	Offering(3)
Jesup & Lamont Securities Corporation	0	0	0
Gary Davis (4)	111,750	50,255 (5)	61,495
Peter Stern (4)	56,015 (6)	17,255	38,760 (6)
Joshua E. Stern (4)	3,000	3,000	0

(1)	Includes shares of common stock issuable upon the exercise of all warrants beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, as amended by this Supplement.

(2)	Includes all of the shares of common stock and shares of common stock that may be issued upon the exercise of warrants offered under the Prospectus, as amended by this Supplement, but not any other shares of common stock or warrants to purchase shares of common stock beneficially owned by the Selling Stockholders.

(3)	Assumes all shares registered under this Prospectus, as amended by this Supplement, will be sold.

(4)	Assignee of Warrants issued to Jessup & Lamont Securities Corporation.

(5)	Includes 20,000 shares of our common stock issued directly to the Selling Stockholder on March 22, 2001, 10,000 shares of our common stock owned by the Selling Stockholder that had been issued upon the exercise of warrants that were originally issued directly to the Selling Stockholder on March 22, 2001, and warrants to purchase 20,255 shares of our common stock assigned from Jesup & Lamont to the Selling Stockholder.

(6)	Includes 5,355 Shares owned by the Selling Stockholder jointly with his spouse.

     Except for their ownership of common stock, to the best of our knowledge, none of the Selling Stockholders have held any position or office with us, or had any other material relationship with us, within the past three years.

     Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements. Accordingly, the number of shares of our common stock offered hereby may increase or decrease. Full and complete copies of this Supplement and the Prospectus will be provided upon request.